Exhibit 5.1




                                                                January 10, 2002


Unigene Laboratories, Inc.
110 Little Falls Road
Fairfield, New Jersey 07004

Gentlemen:

               This opinion is being furnished to you in connection with the filing by Unigene Laboratories, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement provides for the registration for resale by the selling stockholders identified therein of up to 1,025,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock").

               For purposes of this opinion, we have examined the Registration Statement. We also have examined and relied upon a copy of the Company's Certificate of Incorporation, certified by the Secretary of State of the State of Delaware, and copies of the Company's By-Laws and certain resolutions adopted by the Board of Directors of the Company, each certified by the Corporate Secretary of the Company.

               We also have reviewed the following documents:

               (1) A letter, dated September 29, 2000, to Annette North, from Warren P. Levy, President, Unigene Laboratories, Inc. and a letter, dated December 5, 2000, to Annette North, from William Steinhauer, Controller, Unigene Laboratories, Inc., pursuant to which the Company has agreed to issue to North, in addition to 62,000 shares of Common Stock that were issued to North in connection with the exercise of a Warrant (the "Warrant Shares"), additional shares of Common Stock. The additional shares of Common Stock issuable to North consist of (i) shares of Common Stock that the Company is contractually obligated to issue to North based on the closing price of the Common Stock on the date that a post-effective amendment to the Registration Statement that registers such shares for resale is declared effective (the "Effective Date"), which number of shares will be determined as of the Effective Date (the "Settlement Shares"), and (ii) shares of Common Stock that the Company is contractually obligated to issue to North if the market price of the Common Stock decreases during the ten trading days following the delivery to North after the Effective Date of certificates for the Warrant Shares and the Settlement Shares, which number of shares, if any, will be calculated immediately following the expiration of the ten-day period (the "Additional Shares"). The Board of Directors of the Company has reserved for issuance an aggregate of 538,000 shares of Common Stock to satisfy its obligations with respect to the Settlement Shares and the Additional Shares (collectively, the "North Shares").

               (2) (i) a Warrant, dated September 1, 1995, issued by the Company to Patrick Tedesco ("Tedesco") entitling Tedesco to purchase 50,000 shares of Common Stock (the "Warrant"), and (ii) a letter, dated July 25, 2001, to Tedesco from Warren P. Levy, President, Unigene Laboratories, Inc., pursuant to which the Company agreed to issue to Tedesco an aggregate of 300,000 shares of Common Stock in consideration for the exercise of the Warrant (the "Tedesco Shares").

               (3) a confirmation set forth in a letter; dated December 22, 2000, to Synexus Ltd. ("Synexus"), from William Steinhauer, Controller, Unigene Laboratories, Inc., pursuant to which the Company agreed to issue to Synexus 125,000 shares of Common Stock in consideration for a payment obligation of the Company to Synexus for services rendered (the "Synexus Shares").

               We further have examined such other documents and made such other investigations as we have deemed necessary to form a basis for the opinion hereinafter expressed. In examining the foregoing documents, we have assumed the authenticity of documents submitted to us as originals, the genuineness of all signatures, the conformity to original documents of documents submitted to us as copies, and the accuracy of the representations and statements included therein.

               Based on the foregoing, we are of the opinion that the North Shares, the Tedesco Shares and the Synexus Shares have been duly authorized for issuance, and, if and when issued and delivered by the Company to North, Tedesco and Synexus, in accordance with the terms of the Company's respective obligations to them, will be validly issued, fully paid, and nonassessable.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part thereof under the heading "Legal Matters."


Very truly yours,


/s/ Covington & Burling
-----------------------
COVINGTON & BURLING